UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2012

THE GEO GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	1-14260	65-0043078
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

621 NW 53rd Street, Suite 700, Boca Raton, Florida	33487
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (561) 893-0101

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1-	Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth below in “Item 8.01. Other Events” under the caption “GEO Care Divestiture” is incorporated by reference herein.

Section 7-	Regulation FD

Item 7.01	Regulation FD Disclosure.

On December 6, 2012, The GEO Group, Inc. (“GEO” or the “Company”) issued a press release and released a presentation containing additional details regarding its process of taking critical steps toward a 2013 conversion into a real estate investment trust (“REIT”) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the declaration of a special dividend representing approximately $350 million of accumulated earnings and profits in connection with its 2013 REIT conversion. The press release and presentation are furnished hereto as Exhibits 99.1 and 99.2, respectively.

Section 8-	Other Events

Item 8.01	Other Events.

REIT Conversion

As previously disclosed, in the first half of 2012 GEO engaged legal and financial advisors to assist GEO’s board of directors (the “Board”) with the comprehensive review of a potential REIT conversion. In July 2012, GEO submitted a request to the United States Internal Revenue Service (the “IRS”) for a private letter ruling (“PLR”) in order to better inform the Board as to the potential benefits and limitations of a REIT conversion and to determine whether GEO would qualify to convert into a REIT. With respect to GEO’s request for a PLR, through its legal advisors, GEO has had very positive and constructive discussions with the IRS throughout the entire process. On December 6, 2012, GEO announced that the Board following a thorough and careful consideration of ways to maximize shareholder value through alternative financing, capital and other strategies, has unanimously authorized GEO to take all necessary steps, including the divestiture of certain health care assets (collectively, these actions are referred to as the “Conversion Plan”), that will prepare GEO to position itself to operate in compliance with the REIT rules beginning January 1, 2013. GEO has completed an extensive analysis of the REIT requirements and believes that it could meet the REIT operational and technical thresholds following the divestiture of its health care facility operations by year-end 2012. GEO expects to take the necessary steps as approved by the Board to be able to operate in compliance with the REIT rules as of January 1, 2013 and does not need to receive a final PLR from the IRS before January 1, 2013 in order to do so. GEO intends to continue to pursue a PLR from the IRS affirming its ability to operate as a REIT.

GEO believes that a conversion to a REIT could potentially provide numerous benefits to GEO and its shareholders. The anticipated benefits to shareholders include helping GEO’s ability to create shareholder value given the nature of its assets, helping lower GEO’s cost of capital, drawing a larger base of potential shareholders, providing greater flexibility to pursue growth opportunities, and creating a more efficient operating structure. The Company has begun to implement the Conversion Plan, pursuant to which the Company would elect REIT status no earlier than its taxable year beginning January 1, 2013. Any REIT election to be made by the Company must be effective as of the beginning of a taxable year; therefore, if, the Company is unable to convert to a REIT by January 1, 2013, the next possible conversion date would be January 1, 2014.

If GEO is able to convert to, and qualify as, a REIT, it will generally be permitted to deduct from U.S. federal income taxes dividends paid to its shareholders. The income represented by such dividends would not be subject to U.S. federal taxation at the entity level but would be taxed, if at all, only at the shareholder level. Nevertheless, the income of GEO’s taxable REIT subsidiaries (“TRSs”), which will hold GEO’s U.S. operations that may not be REIT-compliant, will be subject, as applicable, to U.S. federal and state corporate income tax, and GEO and its subsidiaries will continue to be subject to foreign income taxes in jurisdictions in which they hold assets or conduct operations, regardless of whether held or conducted through qualified REIT subsidiaries (“QRS”) or TRSs. GEO will also be subject to a separate corporate income tax on any gains recognized during a specified period (generally, 10 years) following the REIT conversion that are attributable to “built-in” gain with respect to the assets that GEO owns on the date it converts to a REIT. GEO’s ability to qualify as a REIT will depend upon its continuing compliance following the REIT conversion with various requirements, including requirements related to the nature of GEO’s assets, the sources of GEO’s income and the distributions to GEO’s shareholders. If GEO fails to qualify as a REIT, it will be subject to federal income tax at regular corporate rates. Even if GEO qualifies for taxation as a REIT, it may be subject to some federal, state, local and foreign taxes on its income and property. In particular, while state income tax regimes often parallel the U.S. federal income tax regime for REITs described above, many states do not completely follow U.S. federal rules and may not follow them at all.

Special Dividend

In accordance with tax rules applicable to REIT conversions, GEO anticipates making a special distribution to its shareholders of its previously undistributed accumulated earnings and profits attributable to all taxable periods ending prior to January 1, 2013. In connection with the Board’s approval of GEO taking all necessary steps that will prepare GEO to position itself to operate in compliance with the REIT rules beginning January 1, 2013, GEO announced on December 6, 2012, that its Board had declared a special dividend of $5.68 per share of common stock, representing approximately $350 million of accumulated earnings and profits (the “Special Dividend”). The Special Dividend will be payable on December 31, 2012 to shareholders of record as of the close of business on December 12, 2012 (the “Record Date”). Each shareholder may elect to receive payment of the Special Dividend either in cash or in shares of GEO common stock, except that GEO will limit the aggregate amount of cash payable to shareholders (other than cash payable in lieu of fractional shares) to the amount of cash paid pursuant to the lottery procedure described below, plus 20% of the total dividend amount remaining after the lottery. Shareholders who elect to receive cash will be placed in a lottery to receive all cash, with the total cash consideration to be paid in the lottery capped at approximately $7.35 million or 2.1% of the special dividend. Shareholders who do not make an election, submit an election form that is blank or submit an election form that is not completed correctly will be deemed to have chosen the cash option, but will not participate in the lottery. If, following the lottery, total cash elections (including deemed elections) exceed 20% of the remaining dividend amount, each shareholder electing to receive cash will receive shares of GEO common stock and a pro rata portion of the available cash. As a result, a shareholder electing to receive all cash will receive at least 20% of the shareholder’s portion of the dividend in cash. If a shareholder elects to receive the Special Dividend in shares of GEO common stock, the shareholder will receive 100% of the shareholder’s portion of the special dividend in shares of GEO common stock. The total number of shares of common stock to be distributed pursuant to the Special Dividend will be determined based on shareholder elections and the average opening price per share of GEO common stock on the New York Stock Exchange on December 26, 2012 and December 27, 2012, the two trading days following December 24, 2012, the date that election forms will be due. Promptly after December 12, 2012, election forms and accompanying materials providing important information regarding the Special Dividend will be mailed to shareholders. Generally, GEO expects the Special Dividend, and other distributions to be taxable as dividends to its shareholders, whether paid in cash, shares of GEO common stock or a combination of cash and shares of GEO common stock, and not as a tax-free return of capital or a capital gain. GEO urges shareholders to consult their tax advisors regarding the specific tax consequences regarding the Special Dividend.

Corporate Reorganization

Also, in order to position itself for REIT eligibility, GEO will reorganize its operations into separate legal wholly-owned operating business units through a TRS. Through the TRS structure, a small portion of GEO’s businesses, which are non-real estate related, such as GEO’s managed-only contracts, international operations, electronic monitoring services, and other non-residential facilities, will be part of wholly-owned taxable subsidiaries of the REIT, while most of GEO’s business segments, which are real estate related and involve company-owned and company-leased facilities, will be part of the REIT. The TRS structure will allow GEO to maintain the strategic alignment of almost all of its diversified business segments under one entity.

REIT-Related Conversion Costs and Charges

There are significant one-time REIT conversion costs/charges as well as annual compliance expenses going forward associated with implementing the Conversion Plan. GEO expects to incur $15 million to $20 million in one-time REIT conversion costs/charges, including costs associated with modifying existing bank debt agreements. Approximately $10 million to $15 million of these one-time REIT-related costs/charges will be incurred in the fourth quarter of 2012, and the balance will be incurred in the first quarter of 2013. The one-time REIT conversion related costs/charges will be offset by the elimination of certain net deferred tax liabilities in the fourth quarter of 2012 resulting in a positive adjustment to earnings of $90 million to $110 million. GEO expects to incur an additional $3 million to $5 million in annual compliance expenses going forward.

GEO Care Divestiture

Applicable REIT rules substantially restrict the ability of REITs to directly or indirectly operate or manage health care facilities. As a result, in order to achieve and preserve REIT status effective January 1, 2013, GEO is required to divest all health care facility management contracts not later than December 31, 2012. Under its wholly-owned subsidiary, GEO Care, Inc., GEO currently holds six managed-only health care facility contracts, totaling 1,970 beds, provides correctional mental health services for the Palm Beach County, Florida jail system through its Residential Treatment Services division and delivers correctional health care services in publicly-operated prisons in the State of Victoria, Australia through its Pacific Shores Healthcare subsidiary. These contracts and services (collectively, the “GEO Care Business”) generate approximately $165 million in annualized revenues.

On December 6, 2012, GEO announced that a special committee of disinterested members of its Board (the “Independent Committee”) had approved the entry by GEO into a definitive agreement for the sale of the GEO Care Business to members of GEO and GEO Care’s management teams (the “MBO Group”). The Independent Committee was comprised of all of the independent directors of GEO, including all members of the Audit and Finance Committee, which would ordinarily review and approve related party transactions under the Audit and Finance Committee Charter consistent with the provisions of Item 404 of Regulation S-K. The Independent Committee engaged Davis Polk & Wardwell LLP and Delancey Street Partners, LLC as its legal and financial advisors, respectively, in its evaluation of the sale of the GEO Care Business to the MBO Group (the “GEO Care Divestiture”). Delancey Street Partners, LLC and Duff & Phelps LLC have each rendered fairness opinions to the Independent Committee and the Board stating that the consideration to be received by GEO in the GEO Care Divestiture is fair, from a financial point of view, to GEO. The MBO group includes the following executive officers of GEO: Mr. George C. Zoley, GEO’s Chairman and Chief Executive Officer, Mr. Brian R. Evans, GEO’s Senior Vice President and Chief Financial Officer, Mr. John J. Bulfin, GEO’s Senior Vice President and General Counsel, Mr. Jorge A. Dominicis, Senior Vice President, Residential Treatment Services and President, GEO Care, Inc., Mr. John M. Hurley, Senior Vice President and President, GEO Corrections & Detention, and Mr. Thomas M. Wierdsma, Senior Vice President, Project Development.

Pursuant to the approval of the Independent Committee, GEO and GEO Care Holdings LLC (the “Buyer”), a company formed by the MBO Group, entered into a Purchase Agreement, dated as of December 6, 2012 (the “Purchase Agreement”) for the GEO Care Divestiture, specifically the sale by GEO of the equity interests in GEO Care, Inc. after its conversion into a limited liability company (“GEO Care”) to the Buyer for a purchase price of $36 million, payable to GEO in cash at the closing. The purchase price is subject to adjustment in the following circumstances: (i) the working capital in the GEO Care Business as of the closing date is less than or more than a specified target amount; (ii) any of the key contracts of the GEO Care Business are terminated within 12 months of closing; or (iii) GEO Care enters into a contract that is currently being pursued by the GEO Care Business within 24 months of the closing date. Under the adjustment described in clause (iii) of the preceding sentence, the MBO Group would be obligated to pay up to an additional $5 million in purchase price. In addition, GEO Care is required to hold at least $4 million in cash on the closing date for working capital purposes.

Each of GEO and the Buyer has made customary representations and warranties and covenants in the Purchase Agreement. The GEO Care Divestiture is expected to close on or before December 31, 2012 and the completion of the GEO Care Divestiture is subject to various closing conditions, including but not limited to (i) the Board of GEO shall have authorized and approved the REIT conversion and such approval shall remain in full force and effect, (ii) the required lenders under GEO’s senior credit facility shall have consented to the transactions contemplated in the Purchase Agreement, (iii) GEO Care and GEO Corrections and Detention Inc. (“GCD”) shall have executed and delivered the Services Agreement (as defined below), a copy of which is an exhibit to the Purchase Agreement filed with this report; (iv) each of GEO Care and GEO shall have executed and delivered the License Agreement (as defined below), a copy of which is an exhibit to the Purchase Agreement filed with this report; (v) each of GEO Care, GEO and certain employees shall have executed and delivered certain employment agreements, including employment agreements with Mr. Dominicis that are described below, copies of which are exhibits to the Purchase Agreement filed with this report (vi) the Pacific Shores Subcontractor Agreement (as defined below) shall have been executed and delivered; (vii) there shall have been no material adverse effect on the GEO Care Business during the period from December 6, 2012 until the closing date; (viii) GEO Care and its subsidiaries shall have been released from all guarantees made with respect to GEO’s obligations; (ix) certain key contracts of the GEO Care Business shall be in full force and effect and no counterparty to any such contract shall have indicated an intention to terminate such contract in connection with the transactions contemplated by the Purchase Agreement; and (x) each of GEO Care and its subsidiaries shall have converted into limited liability companies. Each of GEO and Buyer have agreed to indemnify each other in the event of a failure of any representation or warranty to be true and correct or any breach of any covenant or agreement by the other party. Buyer shall not be indemnified unless and until the amount of losses that may be recovered under the indemnification provisions equals or exceeds $360,000 and then the Buyer shall only be entitled to recover the amount in excess of $360,000 up to a maximum amount of $5,000,000. GEO is not required to indemnify Buyer for any breach of a representation, warranty or covenant to the extent that Buyer was aware of such breach on December 6, 2012 or the closing date. In addition to its indemnification obligations, GEO has agreed to maintain financial responsibility for all insurance claims against GEO Care or its subsidiaries that are pending as of the closing date, and for any future insurance claims that relate to events occurring prior to the closing date.

The Purchase Agreement is subject to customary termination provisions and, in addition, may be terminated by GEO or Buyer if the closing does not occur on or before December 31, 2012. GEO may also terminate the Purchase Agreement if, at any time, the GEO Board of Directors determines not to proceed with the REIT conversion. The MBO Group has received commitments from lenders for $24 million of term loan debt financing and $6 million of revolving credit financing, and commitments from the members of the MBO Group for $14 million of equity financing.

In connection with the GEO Care Divestiture, GCD and GEO Care will enter into a Services Agreement pursuant to which GCD will provide business management services, information systems services, legal support services, risk management services, property management and design services and office space for a five-year term in return for an initial annual fee of $1,800,000, payable in equal monthly installments (the “Services Agreement”). Under the Services Agreement, the parties may mutually agree to modify the scope of services from time to time and the annual fee is subject to increase or decrease as mutually agreed upon by the parties each time the annualized revenues of GEO Care and its subsidiaries exceed or fall below certain thresholds, provided, however that the annual fee shall never be less than $1,800,000. GEO Care may terminate the Services Agreement at any time by paying a lump sum amount in cash equal to all remaining payments that would be required to be made to GCD during the five-year term, discounted to present value using a discounted rate of 10%. GEO and GEO Care will execute a license agreement pursuant to which GEO will grant to GEO Care a worldwide, exclusive license for a five-year term to use the GEO Care service mark and domain name in connection with the GEO Care Business in return for an annual fee of $400,000, payable in equal monthly installments (the “License Agreement”). GEO Care may terminate the License Agreement at any time by paying a lump sum amount in cash equal to all remaining payments of the license fee during the five-year term, discounted to present value using a 10% discount rate. GEO and GEO Care will enter into employment agreements with Mr. Dominicis in order to allocate the services to be provided by Mr. Dominicis and his compensation and benefits between GEO and GEO Care. The GEO Group Australia Pty Ltd., a subsidiary of GEO, and GEO Care Australia Pty Ltd., a subsidiary of GEO Care, will enter into a subcontractor agreement pursuant to which The GEO Group Australia Pty. Ltd. will engage GEO Care Australia as a subcontractor to perform services required to be provided under the underlying contract relating to the provision of correctional health care services in publicly-operated prisons in the State of Victoria, Australia (the “Pacific Shores Subcontractor Agreement”).

We expect that the Services Agreement, the License Agreement and general and administrative cost savings will result in approximately $2.6 million in annual payments and cost savings for GEO. Additionally, GEO expects to incur a non-cash charge of approximately $13 million to $17 million, net of tax, related to the write-off of goodwill, other intangible assets and intercompany debt during the fourth quarter 2012 in connection with the GEO Care Divestiture.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 to this report.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This Current Report on Form 8-K contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including the timing of a REIT conversion for GEO, the expectation that GEO will take all necessary steps to operate in compliance with the REIT rules effective January 1, 2013, GEO’s ability to obtain a PLR from the IRS and the timing of receiving such PLR, the anticipated benefits of a REIT conversion, the payment and timing of the Special Dividend, GEO’s ability to complete an internal corporate reorganization and the timing of such reorganization, GEO’s estimates regarding one-time REIT conversion costs/charges and annual compliance expenses, and GEO’s ability to consummate the GEO Care Divestiture by December 31, 2012. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this Form 8-K include, GEO’s ability to complete its internal corporate reorganization and the GEO Care Divestiture on or before December 31, 2012, any adverse events or any subsequent determination by GEO’s Board of Directors resulting in GEO not converting into a REIT, any adverse events or any subsequent determination by GEO’s Board of Directors resulting in the non-payment of the Special Dividend, a decision by the IRS to not issue a PLR, any erroneous assumptions or judgments applied by GEO management in estimating its one-time REIT conversion costs/ charges and annual compliance expenses, and those additional factors contained in GEO’s Securities and Exchange Commission filings, including the Form 10-K, 10-Q and 8-K reports.

Section 9-	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1	Purchase Agreement, dated as of December 6, 2012, between The GEO Group, Inc. and GEO Care Holdings LLC.*

99.1	Press Release, dated December 6, 2012.

99.2	Investor Presentation dated December 2012.

*	Certain exhibits and schedules to the Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. We agree to furnish supplementally to the SEC, upon request, a copy of the omitted exhibits and schedules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GEO GROUP, INC.

	By:	/s/ Brian R. Evans
December 12, 2012		Brian R. Evans
Date		Senior Vice President and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

2.1	Purchase Agreement, dated as of December 6, 2012, between The GEO Group, Inc. and GEO Care Holdings LLC.

99.1	Press Release, dated December 6, 2012.

99.2	Investor Presentation dated December 2012.

8